CONSULTANT AGREEMENT

This Agreement states that eConnect, a Nevada corporation ("Company"), is employing the services of Richard Epstein to consult and advise the Company in the following areas:

1.  Strategic alliances.

2.  International partnerships.

3.  Manufacturing contacts.

The hourly rate charged by Mr. Epstein is $100.00 per hour. Mr. Epstein has elected to paid in consultant stock rather than cash. The Board of Directors of the Company has agreed to issued Mr.
Epstein 250,000 shares of Company free trading stock under Form S-8.

eConnect


By:  /s/  Thomas S. Hughes
	Date: August 16, 1999
Thomas S. Hughes, Chairman
and Chief Executive Officer


  /s/  Richard Epstein
 			Date: August 16, 1999
Richard Epstein